Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE
November 4, 2008

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource Reports Third Quarter Earnings Results; Reaffirms 2008 Guidance
MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings of $9.3 million, or 3 cents per share, from continuing operations (non-GAAP) for the three months ended Sept. 30, 2008, compared to net operating earnings of $18.9 million, or 7 cents per share, for the same period in 2007.
On a GAAP basis, NiSource reported income from continuing operations for the three months ended Sept. 30, 2008, of $32.6 million, or 12 cents per share, compared with $7.9 million, or 3 cents per share, in the same period a year ago. Operating income was $107.9 million for the third quarter of 2008, compared with $109.5 million in the year-ago period.
During the quarter, net operating earnings were affected by higher operating expenses largely related to NiSource’s infrastructure expansion and enhancement strategies, increased electric generation and non-recoverable purchased power expense, as well as decreased optimization revenues caused by lower gas market volatility and less liquidity in those short-term markets. These impacts were partially offset by lower interest expense and income taxes.
“As we have noted on a number of occasions, 2008 represents an important year for NiSource as we move forward with building a platform for delivering long-term, sustainable earnings growth,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “During the third quarter, despite challenging and potentially distracting conditions in business and financial markets, our teams maintained their focus and executed on a number of bellwether initiatives.”
Skaggs noted that, consistent with the company’s expectations, NiSource remains on track to achieve 2008 financial results that are within the lower end of the range of its $1.25 to $1.35 per share net operating earnings (non-GAAP) outlook.

Skaggs also expressed confidence with respect to the adequacy of NiSource’s liquidity position. The company recently supplemented its $1.5 billion revolving credit facility (which extends into 2011) with a new, six-month $500 million credit facility. This facility helps ensure ample liquidity to accommodate the company’s seasonal cash flow requirements, such as the purchase of natural gas supplies to meet customer needs as well as to provide for short-term payment requirements related to the prospective settlement of the Tawney class action lawsuit, discussed later in this release.
“We believe we are well positioned with respect to our liquidity situation,” Skaggs said. “Company management and our Board of Directors will continue to closely monitor events in the credit markets, as well as overall economic conditions, to ensure that NiSource’s financial flexibility is maintained.”
Skaggs highlighted a number of recent accomplishments in each of NiSource’s business segments that demonstrate the company’s continued execution of its business strategy.
Rate Cases, Infrastructure Improvements Progress at Gas Distribution
NiSource’s Gas Distribution segment is continuing to move forward with infrastructure-driven investment programs synchronized with thoughtful and collaborative regulatory initiatives.
•	In October, Columbia Gas of Ohio reached a definitive agreement with regulatory stakeholders to resolve the company’s comprehensive rate case currently before the Public Utilities Commission of Ohio (PUCO). The agreement, which is subject to PUCO approval, is in line with the company’s financial expectations and incorporates a number of rate design and energy conservation enhancements. In addition, the agreement sets the stage for Columbia Gas of Ohio’s infrastructure replacement program and provides for the timely recovery of costs associated with the program. Columbia of Ohio anticipates the Commission’s issuance of an order approving this agreement by early December 2008.

•	On Oct. 23, the Pennsylvania Public Utility Commission (PUC) approved Columbia Gas of Pennsylvania’s previously announced $41.5 million rate case settlement unanimously reached with regulatory stakeholders and filed with the PUC on July 2, 2008. New rates became effective October 28, 2008.

•	On Oct. 1, Columbia Gas of Maryland filed for a rate adjustment with the Maryland Public Service Commission. The proposed request reflects increased costs of providing service, including the company’s ongoing infrastructure upgrade and replacement program. The Columbia Gas of Maryland case seeks an annual revenue increase of approximately 5.27 percent, or $3.7 million annually, with new base rates expected to become effective in the second quarter of 2009.
“Our Gas Distribution team is developing and executing on thoughtful regulatory initiatives, closely integrated with long-term infrastructure improvement and replacement strategies,” Skaggs said. “NiSource is delivering on its commitment to work collaboratively with our stakeholders, invest in system service reliability, and synchronize those investments with regulatory initiatives.”

NIPSCO Files Landmark Electric Rate Case; Adds Wind Power to Portfolio
•	On Aug. 29, Northern Indiana Public Service Co. (NIPSCO) filed a comprehensive electric rate case with the Indiana Utility Regulatory Commission (IURC) — its first base rate adjustment in more than 20 years. NIPSCO proposed to adjust its rates in two steps, with the second step reflecting the addition of the $330 million Sugar Creek Generating Station to NIPSCO’s rate base when it becomes available to serve NIPSCO customers no later than June 2010. NIPSCO acquired the 535 megawatt (MW) Sugar Creek facility earlier this year following certificate approval from the IURC.
“The NIPSCO team has developed and submitted a rate case that strikes a balance between the company’s need to invest in system improvements and providing reasonable rate and tariff adjustments to all customer groups,” Skaggs said. “The review of this case is expected to take 12 to 18 months, during which time our team will be engaged with a wide range of stakeholders in a collaborative fashion that is central to our business approach.”
•	Also during the third quarter, NIPSCO announced that it will be adding wind-generated electric power to its portfolio. The 100 MW of wind power will be supplied to NIPSCO by Buffalo Ridge I LLC and Barton Windpower LLC, both of which are subsidiaries of Iberdrola Renewables. Electricity from the newly-added wind power will be delivered to the Midwest Independent Transmission Operator’s (MISO) transmission grid starting in the first quarter of 2009.
In addition to adding wind-generated electric power, NIPSCO will be advancing a Demand Side Management program designed to encourage customers to use electricity more wisely and offer incentives to customers to reduce their electric usage during peak hours.
Finally, on Oct. 24, NIPSCO issued two requests for proposals to secure new sources of electric power beginning in 2011. “NIPSCO is committed to exploring all available energy options in order to meet the needs of its customers,” Skaggs said. “These efforts are a key step in NIPSCO’s integrated power supply planning process.”
Growth Projects Advance at Gas Transmission & Storage
At NiSource’s Gas Transmission and Storage (GT&S) segment, progress continued on a range of growth projects designed to capitalize on the company’s strategically located assets, with access to some of the nation’s highest value natural gas production and market areas.
•	Construction is continuing on the Millennium Pipeline project, targeted for completion during the fourth quarter of 2008. Millennium will transport up to 525,400 dekatherms (Dth) per day of natural gas to markets along its route, as well as to the New York City markets through its pipeline interconnections. Millennium is jointly owned by affiliates of NiSource, KeySpan Corporation, and DTE Energy.

•	Construction is also continuing on the Eastern Market Expansion, a project that will expand Columbia Gas Transmission Corp’s facilities to provide additional storage and transportation services and to replace certain existing facilities. The project is expected to add 97,000 Dth per day of storage, and transportation deliverability and is fully subscribed on a 15-year contracted firm basis. The project is targeted to be in service by spring 2009.

•	On Aug. 22, the Federal Energy Regulatory Commission (FERC) issued an order granting a certificate to construct the Appalachian Expansion Project, under which Columbia Gas Transmission will build a new 9,470-horsepower compressor station in West Virginia, adding 100,000 Dth per day of transportation capacity that is fully subscribed on a 15-year contracted firm basis. The project is expected to be in service in the fourth quarter of 2009.

•	Currently before FERC is Columbia Gas Transmission’s Ohio Storage Project, which would expand the company’s Ohio storage fields by approximately 7 million Dth of capacity and 100,000 Dth per day of deliverability. Subject to regulatory approvals, construction is slated to begin in 2009, and the expanded facilities are targeted to be placed in service by the end of 2009.

•	In August, Columbia Gas Transmission and MarkWest Energy Partners, LP, announced their intention to jointly develop several natural gas gathering and processing projects to support increased natural gas production in the Appalachian Basin. The two companies are in discussions with several natural gas producers to provide new gathering and gas processing services in association with Columbia Gas Transmission’s existing Majorsville, W. Va., compressor station, located in the northern panhandle area of West Virginia and western Pennsylvania.

•	In September, Columbia Gas Transmission announced its intention to develop additional natural gas transmission, gathering and processing services along and around its existing pipeline corridor between Waynesburg, Pa., and Corning, N.Y., referred to as the “Columbia Penn” corridor. This phased development will accelerate access to pipeline capacity in conjunction with production increases in the Marcellus Shale formation which underlies Columbia Gas Transmission’s pipeline and storage network in the region. Phase I is anticipated to give customers access to capacity in early 2009, while Phase II would be available by the end of 2009.
“The Appalachian Basin, specifically in the Marcellus Shale area, is one of the fastest growing natural gas production regions in the United States,” Skaggs said. “NiSource’s Gas Transmission & Storage units are well positioned to meet producers’ need to move their gas out of the basin. Our team is focused on providing new solutions for accessing these supplies and delivering natural gas to important energy markets.”

Resolution of Tawney Litigation
On Oct. 24, a West Virginia court granted preliminary approval of the establishment of a $380 million settlement fund to resolve the Tawney class action litigation, which involves natural gas royalty claims asserted against Columbia Natural Resources, a former NiSource subsidiary, for which NiSource retained primary financial responsibility. NiSource’s share of the settlement, which is subject to final court approval following a Nov. 22, fairness hearing, is up to $338.8 million.
“We are pleased to have reached a settlement of this litigation and to be in a position to remove the uncertainty associated with this matter going forward,” Skaggs said. “We are hopeful the settlement will receive final approval during the fourth quarter.”
Third Quarter 2008 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated third-quarter 2008 operating earnings (non-GAAP) were $104.1 million, compared to $129.0 million for the same period in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended Sept. 30, 2008, are discussed below.
Gas Distribution Operations reported an operating loss of $58.1 million versus an operating loss of $39.6 million in the third quarter of 2007. The increase in the loss resulted primarily from increased operating expenses which were $16.3 million higher than the prior year. The increase in operating expenses was mainly due to higher employee and administrative expenses, uncollectible accounts, outside service costs and regulatory trackers which are offset in revenue. Net revenues were $2.2 million lower versus the same period last year resulting from reduced revenues from a Stipulation entered into among Columbia of Ohio and its regulatory stakeholders in late 2007 partially offset by an increase in regulatory trackers which are offset in operating expense.
Gas Transmission and Storage Operations reported operating earnings of $80.3 million versus operating earnings of $75.5 million in the third quarter of 2007. Increases in net revenues of $1.8 million were due to increased subscriptions for firm transportation services related to new interconnects along the Columbia Gulf pipeline system, deliveries from the Hardy Storage field and incremental demand revenues on the Columbia Gas Transmission pipeline system. These increases were partially offset by decreased revenues from shorter term transportation and storage services.
Operating expenses decreased by $2.2 million for the quarter mainly due to lower outside service costs. Equity earnings increased by $0.8 million due to higher earnings on Millennium Pipeline and Hardy Storage.

Electric Operations reported operating earnings of $82.2 million versus operating earnings of $102.0 million from the same quarter last year. Operating expenses increased by $12.1 million due mostly to higher electric generation and maintenance expenses, including expense associated with the Sugar Creek facility, and higher depreciation costs. Net revenues decreased by $7.7 million compared to the same quarter last year primarily due to non-recoverable purchased power costs and lower residential and commercial volumes and margins. These decreases were partially offset by incremental revenues from the new Sugar Creek plant. The 2007 results were impacted by the settlement relating to power purchased by NIPSCO which reduced operating earnings by $16.2 million partially offset by higher wholesale margins of $13.9 million that resulted from warmer than normal weather and favorable market conditions.
Other Operations reported operating earnings of $0.7 million in the third quarter of 2008, compared with an operating loss of $0.2 million in the prior year period due to increased revenues from commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $6.4 million in the third quarter of 2008 compared to the same period last year due to lower short-term interest rates and the retirement late in 2007 of high-cost debt associated with the Whiting Clean Energy (WCE) facility.
Nine Month Period 2008 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the nine months ended Sept. 30, 2008, were $620.3 million, compared to $701.2 million for the same period in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the nine months ended Sept. 30, 2008 are discussed below.
Gas Distribution Operations reported operating earnings of $193.1 million compared to $220.4 million reported for the first nine months of 2007. Net revenues increased $11.9 million, primarily attributable to increased residential volumes and regulatory initiatives, partially offset by reduced revenues as a result of the Stipulation entered into among Columbia of Ohio and its regulatory stakeholders in late 2007. Operating expenses were $39.2 million higher than the comparable period due to increases in employee and administrative costs, uncollectible accounts, outside service costs, depreciation costs and other taxes.
Gas Transmission and Storage Operations reported operating earnings of $260.2 million versus operating earnings of $257.4 million in the first nine months of 2007. The increase resulted primarily from higher net revenues partially offset by increased operating expenses. Higher net revenues of $10.2 million were mainly from firm capacity reservation fees. These increases in net revenues from firm capacity reservation fees were the result of higher Columbia Gas Transmission transportation deliveries from the Hardy Storage field and incremental demand revenues from new interconnects along the Columbia Gulf and Columbia Gas Transmission pipeline systems. Operating expenses increased by $6.6 million due primarily to higher employee and administrative expenses. Equity earnings decreased by $0.8 million due to lower earnings from Millennium Pipeline partially offset by increased earnings from Hardy Storage, which was partially in service in 2007.
Electric Operations reported operating earnings of $172.3 million for the first nine months of 2008, compared with $237.1 million for the prior year period. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Net revenues decreased by $22.4 million compared to the same period last year due to non-recoverable purchased power and MISO costs and lower residential and commercial volumes and margins. These decreases were partially offset by incremental revenues from the new Sugar Creek plant and increased industrial net revenues. Last year’s results were impacted by the settlement relating to power purchased by NIPSCO which reduced operating earnings by $16.2 million partially offset by higher wholesale margins of $12.8 million that resulted from warmer than normal weather and favorable market conditions, both reflected in the results for the third quarter ended Sept. 30, 2007.
Operating expenses increased by $42.4 million due to higher employee and administrative costs, electric generation and maintenance expenses, including expense associated with the Sugar Creek facility, and higher depreciation costs. The higher depreciation costs included an $8.3 million adjustment recorded by NIPSCO during the second quarter of this year. This non-cash adjustment will not have a material impact on depreciation charges in future periods.
Other Operations reported operating earnings of $1.0 million in the first nine months of 2008, versus an operating loss of $0.2 million in the first nine months of 2007. The improvement resulted from higher net revenues from commercial and industrial gas marketing activities. These operating earnings results no longer include earnings associated with the WCE facility which was sold to BPAE on June 30. Earnings associated with WCE’s operations have been reclassified to discontinued operations for the current and comparable periods. Other Operations primarily include commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $24.7 million due to lower short-term interest rates and credit facility fees and the retirement late in 2007 of high-cost debt associated with the WCE facility. The effective tax rate of net operating earnings for 2008 is 36.6% compared to last year’s rate of 37.0%.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the three months ended Sept. 30, 2008, of $32.6 million, or 12 cents per share, compared with $7.9 million, or 3 cents per share, in the same period a year ago. Operating income was $107.9 million for the third quarter of 2008, compared with $109.5 million in the year-ago period.
The increase in income from continuing operations resulted primarily from (i) the sale of an equity interest in JOF Transportation Company to Lehigh Service Corporation on Aug. 27, 2008, for a pre-tax gain of $16.7 million; and (ii) a $13.5 million reduction in NiSource’s deferred income tax liability and income tax expense which were recorded in the third quarter as a result of tax legislation enacted in Massachusetts in July 2008.
On a GAAP basis, NiSource reported income from continuing operations for the nine months ended September 30, 2008, of $242.8 million, or 89 cents per share, compared with $243.4 million, or 89 cents per share last year. Operating income was $619.0 million for the first nine months of 2008 versus $684.0 million in the year-ago period.

Refer to Schedule 1 for a complete list of the items included in 2008 and 2007 GAAP income from Continuing Operations but excluded from net operating earnings.
Discontinued Operations
In the first quarter of 2008, NiSource began accounting for the operations of Northern Utilities, Granite State Gas and Whiting Clean Energy as discontinued operations. For the nine months ended Sept. 30, 2008, NiSource recorded an estimated after-tax loss of $104.3 million (38 cents per share) for the disposition of these operations. All results of operations for these businesses are classified as net income from discontinued operations. In the second quarter of 2008, NiSource recorded an additional accrual related to the Tawney lawsuit in West Virginia. This adjustment to the reserve was based on the May 22 denial of a petition by the defendants (including NiSource) for review of the case by the West Virginia Supreme Court of Appeals.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.
# # #

NiSource Inc.
Consolidated Net Operating Earnings (Non - GAAP)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2008	2007	2008	2007

Net Revenues
Gas Distribution	$545.8	$453.7	$3,702.6	$3,040.2
Gas Transportation and Storage	217.3	206.1	810.1	778.9
Electric	385.2	394.2	1,057.2	1,050.4
Other	268.3	213.1	929.9	794.5

Gross Revenues	1,416.6	1,267.1	6,499.8	5,664.0
Cost of Sales (excluding depreciation and amortization)	792.7	637.8	4,162.2	3,328.5

Total Net Revenues	623.9	629.3	2,337.6	2,335.5

Operating Expenses
Operation and maintenance	300.2	289.0	923.9	870.7
Operation and maintenance — trackers	23.8	21.3	151.0	146.9
Depreciation and amortization	141.0	137.4	424.3	405.2
Other taxes	50.1	47.0	155.6	151.3
Other taxes — trackers	8.1	8.2	69.5	68.0

Total Operating Expenses	523.2	502.9	1,724.3	1,642.1

Equity Earnings in Unconsolidated Affiliates	3.4	2.6	7.0	7.8

Operating Earnings	104.1	129.0	620.3	701.2

Other Income (Deductions)
Interest expense, net	(94.7)	(101.1)	(273.9)	(298.6)
Other, net	4.1	1.2	3.9	(1.8)

Total Other Income (Deductions)	(90.6)	(99.9)	(270.0)	(300.4)

Operating Earnings From Continuing Operations Before Income Taxes	13.5	29.1	350.3	400.8
Income Taxes	4.2	10.2	127.8	148.3

Net Operating Earnings from Continuing Operations	9.3	18.9	222.5	252.5

GAAP Adjustment	23.3	(11.0)	20.3	(9.1)

GAAP Income from Continuing Operations	$32.6	$7.9	$242.8	$243.4

Basic Net Operating Earnings Per Share from Continuing Operations	0.03	0.07	0.81	0.92

GAAP Basic Earnings Per Share from Continuing Operations	0.12	0.03	0.89	0.89

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Nine Months
Gas Distribution Operations	Ended September 30,		Ended September 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$622.7	$524.4	$4,099.8	$3,426.1
Less: Cost of gas sold	436.3	335.8	3,029.3	2,367.5

Net Revenues	186.4	188.6	1,070.5	1,058.6

Operating Expenses
Operation and maintenance	149.8	137.4	464.5	435.9
Operation and maintenance - trackers	11.1	8.6	113.7	110.9
Depreciation and amortization	56.9	56.7	171.2	168.2
Other taxes	18.6	17.3	58.5	55.2
Other taxes — trackers	8.1	8.2	69.5	68.0

Total Operating Expenses	244.5	228.2	877.4	838.2

Operating Earnings (Loss)	$(58.1)	$(39.6)	$193.1	$220.4

GAAP Adjustment	1.9	(1.6)	(4.7)	6.0

GAAP Operating Income (Loss)	$(56.2)	$(41.2)	$188.4	$226.4

	Three Months		Nine Months
Gas Transmission and Storage Operations	Ended September 30,		Ended September 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Transportation revenues	$155.8	$154.2	$491.4	$480.4
Storage revenues	44.6	44.4	134.7	134.8
Other revenues	0.9	0.9	2.5	3.2

Total Operating Revenues	201.3	199.5	628.6	618.4
Operating Expenses
Operation and maintenance	71.3	72.6	212.1	208.1
Operation and maintenance - trackers	11.1	11.8	32.7	31.4
Depreciation and amortization	29.1	29.4	87.8	87.4
Other taxes	12.9	12.8	42.8	41.9

Total Operating Expenses	124.4	126.6	375.4	368.8

Equity Earnings in Unconsolidated Affiliates	3.4	2.6	7.0	7.8

Operating Earnings	$80.3	$75.5	$260.2	$257.4

GAAP Adjustment	2.0	(0.5)	4.8	(8.0)

GAAP Operating Income	$82.3	$75.0	$265.0	$249.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Nine Months
Electric Operations	Ended September 30,		Ended September 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$386.7	$395.3	$1,061.3	$1,053.6
Less: Cost of sales	160.0	160.9	449.5	419.4

Net Revenues	226.7	234.4	611.8	634.2

Operating Expenses
Operation and maintenance	75.6	67.4	233.0	202.8
Operation and maintenance - trackers	1.6	0.9	4.6	4.6
Depreciation and amortization	51.7	49.2	157.5	143.8
Other taxes	15.6	14.9	44.4	45.9

Total Operating Expenses	144.5	132.4	439.5	397.1

Operating Earnings	$82.2	$102.0	$172.3	$237.1

GAAP Adjustment	(0.8)	(16.6)	(1.8)	(13.9)

GAAP Operating Income	$81.4	$85.4	$170.5	$223.2

	Three Months		Nine Months
Other Operations	Ended September 30,		Ended September 30,
(in millions)	2008	2007	2008	2007

Net Revenues
Products and services revenue	$257.6	$210.9	$902.2	$775.3
Less: Cost of products sold	249.7	204.2	879.0	753.6

Net Revenues	7.9	6.7	23.2	21.7

Operating Expenses
Operation and maintenance	5.4	5.2	16.1	16.6
Depreciation and amortization	0.6	0.8	2.0	2.0
Other taxes	1.2	0.9	4.1	3.3

Total Operating Expenses	7.2	6.9	22.2	21.9

Operating Earnings (Loss)	$0.7	$(0.2)	$1.0	$(0.2)

GAAP Adjustment	0.6	(0.8)	0.5	(1.0)

GAAP Operating Income (Loss)	$1.3	$(1.0)	$1.5	$(1.2)

	Three Months		Nine Months
Corporate	Ended September 30,		Ended September 30,
(in millions)	2008	2007	2008	2007

Operating Earnings (Loss)	$(1.0)	$(8.7)	$(6.3)	$(13.5)

GAAP Adjustment	0.1	—	(0.1)	(0.3)

GAAP Operating Income (Loss)	$(0.9)	$(8.7)	$(6.4)	$(13.8)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Gas Distribution Operations	2008	2007	2008	2007

Sales and Transportation (MMDth)
Residential	15.3	15.9	186.4	189.5
Commercial	16.7	18.4	121.2	122.0
Industrial	92.3	88.9	284.8	276.2
Off System	16.6	24.3	77.0	65.4
Other	0.1	0.1	0.8	0.6

Total	141.0	147.6	670.2	653.7

Weather Adjustment	1.0	0.6	2.4	(5.3)

Sales and Transportation Volumes — Excluding Weather	142.0	148.2	672.6	648.4

Heating Degree Days	20	33	3,150	3,157
Normal Heating Degree Days	52	52	3,192	3,163
% Colder (Warmer) than Normal	(62%)	(37%)	(1%)	0%

Customers
Residential			2,969,166	2,977,935
Commercial			274,383	273,663
Industrial			7,991	8,016
Other			72	79

Total			3,251,612	3,259,693

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Gas Transmission and Storage Operations	2008	2007	2008	2007

Throughput (MMDth)
Columbia Transmission
Market Area	217.5	170.1	770.7	742.1
Columbia Gulf
Mainline	156.2	163.8	482.3	489.8
Short-haul	67.7	68.4	212.8	159.6
Columbia Pipeline Deep Water	—	0.6	0.9	2.1
Crossroads Gas Pipeline	8.4	8.2	27.5	27.6
Intrasegment eliminations	(128.7)	(129.9)	(398.0)	(419.9)

Total	321.1	281.2	1,096.2	1,001.3

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Electric Operations	2008	2007	2008	2007

Sales (Gigawatt Hours)
Residential	980.0	1,129.2	2,532.6	2,768.2
Commercial	1,083.2	1,109.3	2,979.7	3,043.0
Industrial	2,403.8	2,409.8	7,294.0	7,083.2
Wholesale	220.9	437.1	550.8	782.2
Other	37.5	44.4	102.1	103.4

Total	4,725.4	5,129.8	13,459.2	13,780.0

Weather Adjustment	89.8	(11.9)	97.9	(67.3)

Sales Volumes — Excluding Weather impacts	4,815.2	5,117.9	13,557.1	13,712.7

Cooling Degree Days	504	606	705	919
Normal Cooling Degree Days	578	580	808	812
% Warmer (Colder) than Normal	(13%)	4%	(13%)	13%

Electric Customers
Residential			399,243	398,772
Commercial			53,197	52,378
Industrial			2,487	2,513
Wholesale			11	6
Other			754	755

Total			455,692	454,424

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2008	2007	2008	2007

Net Operating Earnings from Continuing Operations	$9.3	$18.9	$222.5	$252.5

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(7.5)	(0.2)	(11.1)	13.4

Operating Expenses:
Transition charges (IBM Agreement)	(1.8)	(1.4)	(5.6)	(3.6)
Medical expense adjustment out of period	12.7	—	12.7
Purchased power settlement	—	(17.3)	—	(17.3)
Gain/loss on sale of assets and asset impairments	0.4	(0.6)	2.7	(9.7)

Total items excluded from operating earnings	3.8	(19.5)	(1.3)	(17.2)

Other income — Gain on sale of JOF	16.7	—	16.7	—
Interest Expense — Reserve for Interest Rate Swaps	(5.5)	—	(5.5)	—
Income Taxes — Massachusetts Tax Law Change	13.5	—	13.5	—

Tax effect of above items and other income tax adjustments	(5.2)	8.5	(3.1)	8.1

Total items excluded from net operating earnings	23.3	(11.0)	20.3	(9.1)

Reported Income from Continuing Operations — GAAP	$32.6	$7.9	$242.8	$243.4

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.03	0.07	0.81	0.92

Items excluded from net operating earnings (after-tax)	0.09	(0.04)	0.08	(0.03)

GAAP Basic Earnings Per Share from Continuing Operations	0.12	0.03	0.89	0.89

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended September 30,
2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(58.1)	$80.3	$82.2	$0.7	$(1.0)	$104.1

Net Revenues:
Weather (compared to normal)	(1.4)	—	(6.1)	—	—	(7.5)

Total Impact — Net Revenues	(1.4)	—	(6.1)	—	—	(7.5)

Operating Expenses:
Transition charges (IBM Agreement)	(1.1)	(0.4)	(0.2)	—	(0.1)	(1.8)
Medical expense adjustment — out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/loss on sale of assets and asset impairments	—	(0.1)	—	0.5	—	0.4

Total Impact — Operating Expenses	3.3	2.0	5.3	0.6	0.1	11.3

Total Impact — Operating Income (Loss)	1.9	2.0	(0.8)	0.6	0.1	3.8

Operating Income (Loss) — GAAP	$(56.2)	$82.3	$81.4	$1.3	$(0.9)	$107.9
2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$(39.6)	$75.5	$102.0	$(0.2)	$(8.7)	$129.0

Net Revenues:
Weather (compared to normal)	(0.9)	—	0.7	—	—	(0.2)
Purchased power settlement	—	—	(17.3)	—	—	(17.3)

Total Impact — Net Revenues	(0.9)	—	(16.6)	—	—	(17.5)

Operating Expenses:
Transition charges (IBM Agreement)	(0.7)	(0.5)	(0.2)	—	—	(1.4)
Gain/loss on sale of assets and asset impairments	—	—	0.2	(0.8)	—	(0.6)

Total Impact — Operating Expenses	(0.7)	(0.5)	—	(0.8)	—	(2.0)

Total Impact — Operating Income (Loss)	(1.6)	(0.5)	(16.6)	(0.8)	—	(19.5)

Operating Income (Loss) — GAAP	$(41.2)	$75.0	$85.4	$(1.0)	$(8.7)	$109.5

\

NiSource Inc.
Schedule 2 — Year to Date Adjustments by Segment from Operating Earnings to GAAP
For Nine Months ended September 30,
2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$193.1	$260.2	$172.3	$1.0	$(6.3)	$620.3

Net Revenues:
Weather (compared to normal)	(4.7)	—	(6.4)	—	—	(11.1)

Total Impact — Net Revenues	(4.7)	—	(6.4)	—	—	(11.1)

Operating Expenses:
Transition charges (IBM Agreement)	(3.4)	(1.1)	(0.8)	(0.1)	(0.2)	(5.6)
Medical Expense adjustment — out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/loss on sale of assets and asset impairments	(1.0)	3.4	(0.1)	0.5	(0.1)	2.7

Total Impact — Operating Expenses	—	4.8	4.6	0.5	(0.1)	9.8

Total Impact — Operating Income (Loss)	(4.7)	4.8	(1.8)	0.5	(0.1)	(1.3)

Operating Income (Loss) — GAAP	$188.4	$265.0	$170.5	$1.5	$(6.4)	$619.0

2007 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$220.4	$257.4	$237.1	$(0.2)	$(13.5)	$701.2

Net Revenues:
Weather (compared to normal)	9.4	—	4.0	—	—	13.4
Purchased power settlement	—	—	(17.3)	—	—	(17.3)

Total Impact — Net Revenues	9.4	—	(13.3)	—	—	(3.9)

Operating Expenses:
Transition charges (IBM Agreement)	(2.0)	(0.9)	(0.5)	(0.1)	(0.1)	(3.6)
Gain/loss on sale of assets and asset impairments	(1.4)	(7.1)	(0.1)	(0.9)	(0.2)	(9.7)

Total Impact — Operating Expenses	(3.4)	(8.0)	(0.6)	(1.0)	(0.3)	(13.3)

Total Impact — Operating Income (Loss)	6.0	(8.0)	(13.9)	(1.0)	(0.3)	(17.2)

Operating Income (Loss) — GAAP	$226.4	$249.4	$223.2	$(1.2)	$(13.8)	$684.0

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in millions, except per share amounts)	2008	2007	2008	2007

Net Revenues
Gas Distribution	$544.4	$452.8	$3,697.9	$3,049.6
Gas Transportation and Storage	217.3	206.1	810.1	778.9
Electric	379.1	377.6	1,050.8	1,037.1
Other	268.3	213.1	929.9	794.5

Gross Revenues	1,409.1	1,249.6	6,488.7	5,660.1
Cost of Sales (excluding depreciation and amortization)	792.7	637.8	4,162.2	3,328.5

Total Net Revenues	616.4	611.8	2,326.5	2,331.6

Operating Expenses
Operation and maintenance	313.1	311.7	1,067.9	1,021.1
Depreciation and amortization	141.0	137.4	424.3	405.2
Impairment and (gain) loss on sale of assets	(0.4)	0.6	(2.8)	9.8
Other taxes	58.2	55.2	225.1	219.3

Total Operating Expenses	511.9	504.9	1,714.5	1,655.4

Equity Earnings in Unconsolidated Affiliates	3.4	2.6	7.0	7.8

Operating Income	107.9	109.5	619.0	684.0

Other Income (Deductions)
Interest expense, net	(100.2)	(101.1)	(279.4)	(298.6)
Other, net	20.8	1.2	20.6	(1.8)

Total Other Income (Deductions)	(79.4)	(99.9)	(258.8)	(300.4)

Income From Continuing Operations Before Income Taxes	28.5	9.6	360.2	383.6
Income Taxes (Benefit)	(4.1)	1.7	117.4	140.2

Income From Continuing Operations	32.6	7.9	242.8	243.4

Income (Loss) from Discontinued Operations — net of taxes	(7.2)	1.9	(221.5)	4.1
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	(5.4)	1.2	(104.3)	6.9

Net Income (Loss)	$20.0	$11.0	$(83.0)	$254.4

Basic Earnings (Loss) Per Share ($)
Continuing operations	$0.12	$0.03	$0.89	$0.89
Discontinued operations	(0.04)	0.01	(1.19)	0.04

Basic Earnings Per Share	$0.08	$0.04	$(0.30)	$0.93

Diluted Earnings (Loss) Per Share ($)
Continuing operations	$0.11	$0.03	$0.88	$0.89
Discontinued operations	(0.04)	0.01	(1.18)	0.04

Diluted Earnings Per Share	$0.07	$0.04	$(0.30)	$0.93

Dividends Declared Per Common Share ($)	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8
Diluted Average Common Shares (millions)	275.5	274.7	275.4	274.7

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
(in millions)	2008	2007

ASSETS
Property, Plant and Equipment
Utility Plant	$18,227.7	$17,295.6
Accumulated depreciation and amortization	(8,078.0)	(7,787.0)

Net utility plant	10,149.7	9,508.6

Other property, at cost, less accumulated depreciation	112.1	67.0

Net Property, Plant and Equipment	10,261.8	9,575.6

Investments and Other Assets
Assets of discontinued operations and assets held for sale	295.4	593.5
Unconsolidated affiliates	70.5	72.7
Other investments	119.8	117.2

Total Investments and Other Assets	485.7	783.4

Current Assets
Cash and cash equivalents	25.1	34.6
Restricted cash	243.9	57.7
Accounts receivable (less reserve of $40.6 and $37.0, respectively)	586.8	900.3
Gas inventory	706.0	452.2
Underrecovered gas and fuel costs	313.1	158.3
Materials and supplies, at average cost	83.5	78.1
Electric production fuel, at average cost	48.5	58.1
Price risk management assets	106.1	102.2
Exchange gas receivable	407.3	210.5
Regulatory assets	306.4	215.4
Assets of discontinued operations and assets held for sale	70.4	85.9
Prepayments and other	228.9	107.1

Total Current Assets	3,126.0	2,460.4

Other Assets
Price risk management assets	85.0	25.2
Regulatory assets	822.6	867.5
Goodwill	3,677.3	3,677.3
Intangible assets	333.4	341.6
Postretirement and postemployment benefits assets	188.2	157.8
Deferred charges and other	117.8	121.5

Total Other Assets	5,224.3	5,190.9

Total Assets	$19,097.8	$18,010.3

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	September 30,	December 31,
(in millions, except share amounts)	2008	2007

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,229,624 and 274,176,752 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,017.8	4,011.0
Retained earnings	739.1	1,074.5
Accumulated other comprehensive income (loss)	(65.3)	11.7
Treasury stock	(23.5)	(23.3)

Total Common Stockholders’ Equity	4,670.8	5,076.6
Long-term debt, excluding amounts due within one year	6,323.3	5,594.4

Total Capitalization	10,994.1	10,671.0

Current Liabilities
Current portion of long-term debt	19.9	33.9
Short-term borrowings	1,263.0	1,061.0
Accounts payable	498.0	713.0
Dividends declared	63.1	—
Customer deposits	120.5	112.8
Taxes accrued	145.1	188.4
Interest accrued	101.8	99.3
Overrecovered gas and fuel costs	—	10.4
Price risk management liabilities	201.5	79.9
Exchange gas payable	649.7	441.6
Deferred revenue	10.9	38.7
Regulatory liabilities	51.8	87.8
Accrued liability for postretirement and postemployment benefits	4.9	4.8
Liabilities of discontinued operations and liabilities held for sale	39.7	20.6
Legal and environmental reserves	467.6	112.3
Other accruals	381.7	393.6

Total Current Liabilities	4,019.2	3,398.1

Other Liabilities and Deferred Credits
Price risk management liabilities	80.6	1.7
Deferred income taxes	1,540.7	1,466.2
Deferred investment tax credits	47.9	53.4
Deferred credits	76.2	81.3
Deferred revenue	5.1	0.2
Accrued liability for postretirement and postemployment benefits	550.0	547.8
Liabilities of discontinued operations and liabilities held for sale	86.9	141.3
Regulatory liabilities and other removal costs	1,400.3	1,337.7
Asset retirement obligations	128.4	128.2
Other noncurrent liabilities	168.4	183.4

Total Other Liabilities and Deferred Credits	4,084.5	3,941.2

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$19,097.8	$18,010.3

NiSource Inc.
Other Information
(unaudited)

	September 30,	December 31,
(in millions, except share amounts)	2008	2007

Total Common Stockholders’ Equity	$4,670.8	$5,076.6

Shares Outstanding (thousands)	274,230	274,177

Book Value of Common Shares	$17.03	$18.52

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Nine Months Ended September 30, (in millions)	2008	2007

Operating Activities
Net income (loss)	$(83.0)	$254.4
Adjustments to reconcile net income to net cash from continuing operations:
Depreciation and amortization	424.3	405.2
Net changes in price risk management assets and liabilities	21.4	(1.0)
Deferred income taxes and investment tax credits	92.1	(24.3)
Deferred revenue	(27.9)	(32.6)
Stock compensation expense	7.2	2.7
Gain on sale of assets	(4.4)	(0.3)
Loss on impairment of assets	1.6	10.1
Income from unconsolidated affiliates	(20.3)	(11.6)
(Gain) loss on disposition of discontinued operations — net of taxes	104.3	(6.9)
(Income) loss from discontinued operations — net of taxes	221.5	(4.1)
Amortization of discount/premium on debt	5.7	5.4
AFUDC Equity	(4.7)	(3.0)
Changes in assets and liabilities:
Accounts receivable	405.2	288.8
Inventories	(248.0)	(120.7)
Accounts payable	(259.3)	(230.3)
Customer deposits	7.7	0.2
Taxes accrued	(51.2)	(34.0)
Interest accrued	2.5	11.1
(Under) Overrecovered gas and fuel costs	(165.3)	(23.3)
Exchange gas receivable/payable	(2.0)	(9.6)
Other accruals	(17.6)	(77.2)
Prepayments and other current assets	(12.7)	47.3
Regulatory assets/liabilities	(89.1)	24.3
Postretirement and postemployment benefits	8.1	(84.1)
Deferred credits	2.3	0.5
Deferred charges and other noncurrent assets	(36.3)	(1.2)
Other noncurrent liabilities	(18.3)	0.2

Net Operating Activities from Continuing Operations	263.8	386.0
Net Operating Activities from or (used for) Discontinued Operations	(13.5)	12.9

Net Cash Flows from Operating Activities	250.3	398.9

Investing Activities
Capital expenditures	(679.4)	(505.6)
Sugar Creek purchase	(329.7)	—
Proceeds from disposition of assets	42.0	2.3
Restricted cash	(186.1)	44.6
Other investing activities	(18.9)	24.5

Net Investing Activities used for Continuing Operations	(1,172.1)	(434.2)
Net Investing Activities from or (used for) Discontinued Operations	203.2	(12.3)

Net Cash Flows used for Investing Activities	(968.9)	(446.5)

Financing Activities
Issuance of long-term debt	960.1	802.7
Retirement of long-term debt	(37.9)	(67.2)
Repurchase of long-term debt	(254.0)	—
Change in short-term debt	202.0	(520.0)
Issuance of common stock	1.1	7.9
Acquisition of treasury stock	(0.2)	(2.1)
Dividends paid — common stock	(189.2)	(189.1)

Net Cash Flows from Financing Activities	681.9	32.2

Decrease in cash and cash equivalents	(36.7)	(15.4)
Cash inflows from or (contributions to) discontinued operations	27.2	(0.3)
Cash and cash equivalents at beginning of year	34.6	32.8

Cash and cash equivalents at end of period	$25.1	$17.1

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$290.2	$300.4
Interest capitalized	18.2	12.0
Cash paid for income taxes	40.0	149.7